News Release	EXHIBIT 99.1
Contacts: Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel to Redeem Remaining $150 Million of its 7 7/8% Senior Notes Due 2009

MIDDLETOWN, OH, July 24, 2007 — AK Steel (NYSE: AKS) announced today that it will redeem the remaining $150 million of its outstanding 7 7/8% Senior Notes Due February 15, 2009. AK Steel redeemed $225 million of the original $450 million of notes on March 2, 2007 and another $75 million on May 31, 2007.

AK Steel previously announced that it would consider redeeming the remaining notes during or before the first quarter of 2008. The company said the redemption of the remaining $150 million of the notes will be funded from the company’s existing cash reserves, and is expected to be completed in August 2007.

AK Steel said it expects to incur a non-cash, pre-tax charge of approximately $0.6 million in the third quarter of 2007 related to this action. However, the company expects to realize a net, pre-tax interest-related benefit of $1.5 million in 2007, and approximately $4.3 million in 2008, as a result of the completion of the redemption of the notes.

“Enhancing shareholder value by reducing our debt to strengthen our balance sheet continues to be a high priority for AK Steel,” said James L. Wainscott, chairman, president and CEO.

AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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